Exhibit 99.1

The PAWS Pet Company, Inc. to Acquire MESA Pharmacy of Irvine, CA

Palo Alto, CA – Sept 10, 2013 - The PAWS Pet Company, Inc. (OTCQB:PAWS) (OTCPK:PAWS), announced it has signed a letter of intent to acquire Pharmacy Development, Inc., dba MESA Pharmacy, of Irvine, California as part on its new strategy to be a dominant player in the delivery of pharmaceutical products to consumers.

MESA focuses on providing custom compounded non-narcotic, transdermal topical pain medications that are marketed to industrial health physicians and clinics. Many physicians are concerned about prescribing oral controlled narcotic pain medication such as Oxycontin or Vicodin to their patients and are looking for an alternative delivery system. Using only FDA approved medications, MESA has developed a series of topical ointments, in different strengths, that provide the pain relief doctors seek.

Compounding, where the pharmacist individually mixes the drugs, is a long established tradition in the pharmacy industry. 250 million compounding prescriptions are written each year in the U.S. and in 2009, in California alone, pharmacies were paid $340 million by insurance companies representing employers with injured workers.

According to Ed Kurtz, Chief Operating Officer of Mesa, during the past three years, Mesa generated more than $25,000,000 in sales and is on track to exceed $10,000,000 in fiscal year 2013.

“We are excited about the strategic change of our company, and we believe with MESA’s great team, a great foundation for future growth is set,” said Dan Wiesel CEO of The PAWS Pet Company.

About The PAWS Pet Company, Inc.

The PAWS Pet Company, Inc. is undergoing a transition from the pet space to the pharmaceutical space. This exciting transition strategy has been developed to take advantage of the changes underway in traditional medical services. PAWS believes that great opportunities exist in pharmaceuticals and how they are delivered to the public.

For more information on The PAWS Pet Company go to www.thepawspetcompany.com

For more information on Pharmacy Development Inc. go to www.pharmacydevelopment.com

Company Contact:

ir@thepawspetcompany.com

Forward-Looking Statements

Certain statements made in this press release are forward-looking in nature (within the meaning of the Private Securities Litigation Reform Act of 1995) and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated and consequently, you should not rely on these forward-looking statements as predictions of future events. Certain of these risks and uncertainties are discussed in the reports we filed with the SEC.